EXHIBIT 99.1

Vital Therapies Announces Fourth Quarter and Full Year 2014 Financial Results and Provides a Corporate Update

SAN DIEGO, March 19, 2015 (GLOBE NEWSWIRE) -- Vital Therapies, Inc. (Nasdaq:VTL), a biotherapeutic company developing ELAD®, a cell-based therapy targeting the treatment of acute liver failure, today announced results for the fourth quarter and fiscal year ended December 31, 2014 and provided a corporate update.

"With completion of enrollment in VTI-208 and topline results expected later this year, we are now focused on enrolling our second phase 3 trial, VTI-210, and preparing for a potential Biologics License Application submission targeted for the first half of 2016 should VTI-208 yield positive results," said Terry Winters, Ph.D., Chief Executive Officer and Co-Chairman of Vital Therapies.

Key Developments

  Completed enrollment in VTI-208, a phase 3 randomized, controlled, open-label trial, evaluating the ELAD System in subjects with alcohol-induced liver decompensation. The total number of subjects enrolled was 203 with the last subject enrolled on January 31, 2015, reflecting the further enrollment of subjects who were already in the screening process when enrollment reached 200. The Company now expects to report topline results from this trial in the third quarter of 2015 due to a decision to wait until database lock before beginning topline analysis of the data. The Company still anticipates filing a Biologics License Application (BLA) in the first half of 2016 if the results of VTI-208 are positive.

  Commenced enrollment in the Company's second phase 3 trial, VTI-210, a randomized, controlled, open-label study evaluating the ELAD System in severe acute alcoholic hepatitis patients who have failed standard therapy. As of March 18, 2015, 6 subjects have been enrolled and 18 sites are open for enrollment. The Company expects to open over 40 sites for enrollment in this trial by year-end. This event-driven trial targets enrollment of a minimum of 150 subjects with a primary endpoint of overall survival up to at least study day 91. Based on the Company's decision to wait until database lock to begin topline analysis of data from its phase 3 trials, the Company now expects to release topline results from VTI-210 in early 2017.

  Opened a tenth site for VTI-212, a single-arm phase 2 trial, evaluating the ELAD System in 40 subjects with either fulminant hepatic failure or surgery-induced liver failure, and enrolled 4 patients as of March 18, 2015. The Company continues to expect topline results from VTI-212 in 2016.

  Completed a follow-on offering of 2,050,000 shares of common stock at a price to the public of $17.50 per share early in the fourth quarter. Cash and cash equivalents at December 31, 2014, totaled $102.2 million compared to $38.2 million at December 31, 2013.  Based on the current business plan, the Company believes it has enough cash to fund the Company into the third quarter of 2016, which is a quarter earlier than previously expected due to higher projected costs principally associated with preparations to file a BLA in the event of positive VTI-208 results.

Fourth Quarter and Full Year 2014 Financial Results

Results of Operations

Three Months Ended December 31, 2014

The Company reported both a net loss and net loss attributable to common stockholders of $14.0 million for the quarter ended December 31, 2014, which compared with a net loss of $10.2 million, and a net loss attributable to common stockholders of $12.5 million for the same prior year period. This resulted in a net loss attributable to common stockholders of $0.59 per share for the three months ended December 31, 2014, as compared to a net loss of $22.28 per share for the corresponding period in 2013, on both a basic and fully diluted basis. These per share figures are based on weighted-average common shares outstanding of 23,689,613 shares and 559,016 shares, respectively, with the large increase in common shares outstanding in 2014 resulting from the Company's initial public offering (IPO) in the second quarter of 2014, the conversion of preferred stock to common stock in conjunction with the IPO, and the Company's follow-on offering in the fourth quarter of 2014.

Total operating expenses for the three months ended December 31, 2014 were $14.0 million as compared to $10.2 million for the comparable period of 2013. Research and development expenses increased to $10.9 million during the three months ended December 31, 2014 as compared to $7.7 million in the three months ended December 31, 2013.  This was primarily associated with an increase in phase 3 clinical trial activities.  General and administrative expenses were $3.1 million for the three months ended December 31, 2014, up from $2.6 million for the comparable period of 2013.

Twelve Months Ended December 31, 2014

The Company reported a net loss of $47.7 million for the year ended December 31, 2014, which compared with a net loss of $32.7 million for the prior year. The net loss attributable to common stockholders was $56.8 million for the year ended December 31, 2014, which compared with a net loss attributable to common stockholders of 39.1 million for the prior year.   This resulted in a net loss attributable to common stockholders of $3.54 per share for the year ended December 31, 2014, as compared to a net loss attributable to common stockholders of $74.86 per share for 2013, on both a basic and fully diluted basis. These per share figures are based on weighted-average common shares outstanding of 16,054,452 shares and 522,102 shares, respectively, with the large increase in common shares outstanding resulting from the Company's IPO in the second quarter of 2014, the conversion of preferred stock to common stock in conjunction with the IPO, and the Company's follow-on offering in the fourth quarter of 2014.

Total operating expenses for the year ended December 31, 2014 were $50.3 million as compared to $31.4 million for 2013. Research and development expenses increased to $39.5 million during the year ended December 31, 2014 as compared to $21.8 million for the year ended December 31, 2013. This was primarily associated with an increase in phase 3 clinical trial activities. General and administrative expenses were $10.9 million for the year ended December 31, 2014, up from $9.6 million for 2013.

Conference Call Details

Vital Therapies will host a conference call to discuss these results and provide a corporate update today, March 19, 2015, at 4:30 p.m. ET, which will be open to the public. The conference call dial-in numbers are (855) 765-5682 for domestic callers and (919) 825-3204 for international callers. The conference ID number for the call is 81787012. Participants may access the live webcast via a link on the Vital Therapies website in the Investors Relations section under "Events and Presentations" at: http://ir.vitaltherapies.com/.

For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:30 p.m. ET on March 19, 2015 to 11:59 p.m. ET on March 26 2015. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 81787012.  Additionally, an archive of the webcast will be available on the Company's website for 90 days.

About Vital Therapies, Inc.

Vital Therapies, Inc. is a biotherapeutic company developing a cell-based therapy targeting the treatment of acute liver failure. The Company's ELAD System, is an extracorporeal bio-artificial liver therapy currently in phase 3 clinical trials. Vital Therapies, Inc. is based in San Diego, California. Vital Therapies® and ELAD® are trademarks of Vital Therapies, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements concerning or implying the conduct of our clinical trials and the timing of data release, accomplishment and timing of certain development goals including regulatory filings, and our projected cash runway. Forward-looking statements are based on management's current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance and you are cautioned not to place undue reliance on these forward-looking statements. Risks and uncertainties include, but are not limited to, the success or failure of our clinical trials and development programs; whether a single phase 3 clinical trial will be sufficient to support Food and Drug Administration (FDA) approval of a BLA or whether the FDA will require us to conduct additional clinical trials; difficulty obtaining regulatory approval in the United States or Europe, in particular for a combination product and open-label clinical trials; whether we begin building any significant commercial infrastructure prior to the fourth quarter of 2016; our limited experience in conducting pivotal clinical trials and significant issues regarding our clinical trials, including, but not limited to, the successful opening and the continued participation of clinical sites and their ongoing adherence to protocols, assumptions regarding enrollment rates, timing and availability of subjects meeting inclusion and exclusion criteria, changes to protocols or regulatory requirements, the ability to comply with and meet applicable laws and regulations, and unexpected adverse events or safety issues; and the sufficiency of funding. There can be no assurance that data from any of our clinical trials will be sufficient to support an application for marketing in any country or that any such application will ever be approved. These and other risks regarding our business are described in detail in our Securities and Exchange Commission filings, including in our Annual Report on Form 10-K for the year ended December 31, 2014. These forward-looking statements speak only as of the date hereof and Vital Therapies, Inc. disclaims any obligation to update these statements except as may be required by law.

Vital Therapies, Inc.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	December 31,
	2014	2013

Cash and cash equivalents	$ 102,238	$ 38,186
Other current assets	2,578	5,669
Property and equipment, net	3,068	2,467
Other assets	198	263
Total assets	$ 108,082	$ 46,585

Accounts payable and other accrued liabilities	$ 10,278	$ 4,846
Future purchase rights liabilities	--	2,600
Long-term liabilities	241	321
Convertible preferred stock	--	83,475
Stockholders' equity (deficit)	97,563	(44,657)
Total liabilities and stockholders' equity (deficit)	$ 108,082	$ 46,585

Vital Therapies, Inc.
Condensed Consolidated Statements of Operations
(unaudited and in thousands, except per share data)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
Operating expenses:
Research and development	$ 10,891	$ 7,654	$ 39,479	$ 21,787
General and administrative	3,127	2,594	10,863	9,615
Total operating expenses	14,018	10,248	50,342	31,402
Loss from operations	(14,018)	(10,248)	(50,342)	(31,402)
Revaluation of future purchase rights liabilities and other income (expense), net	64	9	2,675	(1,316)
Net loss	(13,954)	(10,239)	(47,667)	(32,718)
Accretion to redemption value and deemed dividend on preferred stock	--	(2,214)	(9,154)	(6,367)
Net loss attributable to common stockholders	$ (13,954)	$ (12,453)	$ (56,821)	$ (39,085)

Net loss per share attributable to common stockholders, basic and diluted	$ (0.59)	$ (22.28)	$ (3.54)	$ (74.86)
Weighted-average common shares outstanding, basic and diluted	23,689,613	559,016	16,054,452	522,102

CONTACT: Vital Therapies, Inc.
         Al Kildani
         Vice President, Investor Relations and Business Development
         858-673-6840
         akildani@vitaltherapies.com